AWARD CERTIFICATE

Restricted Stock Units Granted under the
Second Amended and Restated
Simmons First National Corporation
2015 Incentive Plan
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This Award Certificate, effective as of the Grant Date, between Simmons First National Corporation (“Simmons”) and the Participant, who is a non-employee director of Simmons or a parent or subsidiary corporation (as defined in sections 424(e) or (f) of the Code) (the “Company”) has been approved under the Second Amended and Restated Simmons First National Corporation 2015 Incentive Plan (the “Plan”) and evidences the grant of restricted stock units (“RSUs”) to the Participant under the Plan, as follows.

Simmons hereby grants to the Participant the RSUs set forth in Section 1 below (“RSU Award”). The RSU Award is in all respects limited and conditioned as provided in this Award Certificate, in the Plan, and in the applicable Terms and Conditions, which are incorporated into this Award Certificate by reference.

1.Participant and Award Information.

Participant Name:
Grant Date:
RSUs Granted:
Vesting Dates:

2.Participant’s Acknowledgments. The Participant shall be deemed to have accepted and agreed to this RSU Award on the Grant Date unless written notice is provided of the rejection of such RSU Award to the Company’s HR administrator, Greg Gough – greg.gough@simmonsbank.com, no later than three business days following the Grant Date. By accepting this RSU Award, the Participant acknowledges that he or she: (a) has read this Award Certificate (including the Terms and Conditions and the Plan); (b) has had the opportunity to be represented by legal counsel in connection with his or her acceptance of this RSU Award; (c) understands and agrees to the terms, conditions, and consequences of this Award Certificate (including the Terms and Conditions and the Plan); and (d) is fully aware of the legal and binding effect of this Award Certificate (including the Terms and Conditions and the Plan).

Simmons First National Corporation

    _____________________________________
Second Amended and Restated Simmons 2015 Incentive Plan:
RSU Award Certificate Director                                1

TERMS AND CONDITIONS

Restricted Stock Unit Terms and Conditions
Second Amended and Restated
Simmons First National Corporation 2015 Incentive Plan

1.Restricted Stock Units. A RSU is a hypothetical share of Simmons common stock. Each vested RSU shall entitle the Participant to receive one Share. A RSU carries no voting or dividend rights until it is vested and converted to a Share and issued to the Participant.

2.Continuous Directorship Requirement. Pursuant to the Award Certificate, the Participant has been granted RSUs. These RSUs shall be converted to Shares in accordance with Section 3 of these RSU Terms and Conditions (“Terms and Conditions”) only if the Participant continuously remains a director of the Company from the Grant Date until vesting. If the Participant discontinues director service for any reason, other than death or total disability, before satisfying the continuous directorship requirement, all RSUs shall be canceled immediately and shall not be payable, except to the extent the Administrator decides otherwise. In the event of death or total disability, all vesting requirements will be accelerated as if the Participant had satisfied the continuous directorship requirement.

3.Period of Restriction and Vesting.

a.The RSU Award shall vest as specified in the Award Certificate. Total Shares per vest shall be rounded down except for the final vest which shall be the remainder of the unvested RSU Award.

b.The period between the Grant Date and the time in which the RSUs are fully vested is known under this Award Certificate as the “Period of Restriction.”

4.No Transfer During the Period of Restriction. During the Period of Restriction, the Participant may not sell, assign, transfer, pledge, encumber, alienate, hypothecate, or otherwise dispose of the RSUs in the RSU Award or suffer any involuntary assignment or transfer of the RSU Award.

5.Taxes. The Participant has had the opportunity to review with the Participant’s own tax advisors, the federal, state, local, and foreign tax consequences of the RSUs and the transactions contemplated by the Award Certificate. The Participant is relying solely on such advisors and not on any statements or representations made by the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this award.

6.Definitions. All capitalized terms that are not otherwise defined in these Terms and Conditions or the Award Certificate shall have the meanings set forth in the Plan.
Second Amended and Restated Simmons 2015 Incentive Plan:
RSU Award Certificate Director                                2

7.Securities Laws. The Company shall not be required to issue or deliver any Shares prior to the admission of such shares to listing on any stock exchange on which the stock may then be listed and the completion of any registration or qualification of such shares under any federal or state law or rulings or regulations of any government body that the Company, in its sole discretion, determines to be necessary or advisable.

8.Cancellation and Clawback. The RSU Award shall be subject to cancellation, and all Shares delivered and other compensation paid pursuant to the award of RSUs (whether before or after the RSUs have been converted to Shares) shall be subject to reimbursement to the extent required by the Administrator pursuant to the clawback provision set forth in the Plan and/or any other clawback procedure of the Company, as amended from time to time, and whether approved before or after the date of the Award Certificate.

9.Severability. If any provision of these Terms and Conditions should be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of these Terms and Conditions, and these Terms and Conditions shall be construed and enforced as if such illegal or invalid provision had never been included herein.

10.Entire Agreement. The Award Certificate, these Terms and Conditions, and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of the Award Certificate, these Terms and Conditions, and the Plan.

11.Compliance with section 409A of the Code. To the extent the RSUs are subject to section 409A of the Code, the Terms and Conditions are intended to avoid the adverse tax consequences of section 409A of the Code and shall be interpreted and administered accordingly. To the extent any provision of the Terms and Conditions are subject to and do not comply with final regulations or other guidance under section 409A of the Code, such provision shall be inoperative from the effective date of such final regulations or other guidance. The Company makes no representation or warranty regarding, and shall not be responsible for, any excise tax imposed under section 409A of the Code.

12.Banking Regulatory Provision. The RSU Award shall be subject to any condition, limitation or prohibition under any financial institution regulatory policy or rule to which the Company or any subsidiary thereof is subject.

13.Electronic Delivery and Acceptance. Simmons has decided to deliver documents related to current or future participation in the Plan by electronic means and to request Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through the current equity administrator’s on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future.
Second Amended and Restated Simmons 2015 Incentive Plan:
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